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                                  EXHIBIT 12.1

                           PETCO ANIMAL SUPPLIES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in thousands)

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

                                                                 Fiscal Year Ended                            39 Weeks Ended
                                            --------------------------------------------------------    --------------------------
                                            Feb. 1,   Jan. 31,     Jan. 30,    Jan. 29,      Feb. 3,    October 28,    November 3,
                                             1997       1998         1999        2000         2001         2000           2001
                                            -------   --------     --------    --------      -------    -----------    -----------

Earnings:
     Earnings (loss) before income taxes
       and extraordinary item              $(16,231)  $(18,667)    $(2,815)    $38,588       $(14,101)  $(32,167)       $ 2,947
     Equity in loss of unconsolidated
       affiliates                                --         --          --       1,254          1,767      1,290          2,505
     Add fixed charges (from below)          16,535     20,745      26,812      32,137         50,431     30,303         53,464
                                           --------   --------     -------     -------        -------   --------        -------

Adjusted earnings (loss)                        304      2,078      23,997      71,979         38,097       (574)        58,916
                                           ========   ========     =======     =======        =======   ========        =======

Fixed charges:
     Interest on indebtedness                 2,779      3,118       6,894       9,799         24,522     11,214         32,037
     Interest factor on lease rentals        13,756     17,627      19,918      22,338         25,909     19,089         21,427
                                           --------   --------     -------     -------        -------   --------        -------
Total fixed charges                          16,535     20,745      26,812      32,137         50,431     30,303         53,464
                                           ========   ========     =======     =======        =======   ========        =======
Ratio of earnings to fixed charges               --         --          --        2.24x            --         --           1.10x
                                           ========   ========     =======     =======        =======   ========        =======
Deficiency of earnings to cover fixed
     charges                                 16,231     18,667       2,815          --         12,334     30,877             --
                                           ========   ========     =======     =======        =======   ========        =======
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